Exhibit 23.7

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Vital Energy, Inc., of our report dated April 28, 2023, relating to the financial statements of Maple Energy Holdings, LLC (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a change in the method of accounting for leases), appearing in the Current Report on Form 8-K dated September 13, 2023 of Vital Energy, Inc., filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Houston, Texas

October 1, 2024